UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2002

THE PMI GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Oak Road, Walnut Creek, California	94597-2098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:  (925) 658-7878

(Former name or former address, if changed since last report)

Item 9.      Regulation FD Disclosure

On December 18, 2002, The PMI Group, Inc. announced that net operating income (excluding capital gains, capital losses, extraordinary and non-recurring items) for 2003 will likely range between $4.08 and $4.30 per share. The Company noted that various internal and external factors could influence its 2003 operating results including, among others, changes in interest rates and policy persistency.

The Company also announced that it estimates that in 2003 the U.S. mortgage origination market will be approximately $1.6 to $ 2.0 trillion; PMI’s loss and loss adjustment expense in its U.S. mortgage insurance portfolio will increase $45 to $55 million compared to 2002; and PMI’s International and Strategic Investments, including PMI Australia, PMI Europe, American Pioneer Title Insurance Company and unconsolidated subsidiaries Fairbanks Capital, Truman Fund and RAM Re, will account for between 26% and 30% of PMI’s consolidated net operating income.

On December 18, 2002, the Company also held an investor conference at which it presented the information contained in Exhibit 99.1 attached hereto, which the Company is furnishing.

Cautionary Statement: Statements in this Form 8-K and the accompanying exhibit that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include: (i) our estimate that net operating income (excluding capital gains, capital losses, and extraordinary and non-recurring items) for 2003 will likely range between $4.08 and $4.30 per share; (ii) our expectation that the U.S. mortgage origination market for 2003 will be strong and range between $1.6 and $2.0 trillion; (iii) our estimate that in 2003, PMI’s loss and loss adjustment expense in its U.S. mortgage insurance portfolio will increase $45 to $55 million compared to 2002; (iv) our estimate that in 2003, PMI’s International and Strategic Investments, including PMI Australia, PMI Europe, American Pioneer Title Insurance Company (“APTIC”) and unconsolidated subsidiaries Fairbanks Capital, Truman Fund and RAM Re, will account for between 26% and 30% of PMI’s consolidated net operating income; (v) our objective that PMI Australia’s net operating income grow at a combined annual rate of 13% to 17% with a return on equity in the mid-teens; (vi) our expectation that European mortgage origination growth will average 9% and reach $750 billion by 2005; (vii) our belief that PMI Europe’s deal pipeline is growing and includes other Western European countries; (viii) our target of a greater than 25% return on our investments in Fairbanks Capital, Truman Fund and APTIC; (ix) our expectation that APTIC will yield an annual dividend of $3 million to $4 million; (x) our objective that our equity in earnings and return on investment with respect to Fairbanks Capital will be 30% to 35%, and greater than 25%, respectively; (xi) our expectation that U.S. mortgage debt will grow at single-digit rates and U.S. mortgage insurance outstanding should grow at a slightly faster pace; and (xii) our expectation that mortgage debt outstanding will total $12 trillion by 2010. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the following factors that could cause the Company’s actual results to differ materially from those expressed herein.

Changes in economic conditions, including economic recessions or slowdowns, adverse changes in consumer confidence, declining housing values, higher unemployment rates, deteriorating borrower credit, changes in interest rates, increases in refinancing activity caused by declining interest rates, or combinations of these factors, could negatively affect the purchase mortgage market and/or reduce the demand for mortgage insurance. A decrease in persistency, resulting from policy cancellations of older books of business, could materially impact our financial results of operations. While stable or rising interest rates may positively contribute to the persistency rate, declining interest rates could adversely affect our persistency rate, our premium yield and our financial condition and results of operations. In addition, cessions to captive reinsurers have risen during the current refinance cycle and continued cessions at current or higher levels could materially impact our financial results. Changes in economic conditions also could cause the number and severity of claims on policies issued by PMI to increase and this could materially adversely affect our financial condition and results of operations. The United States has been experiencing an economic downturn. If the economic downturn continued or worsened, our loss experience could suffer and demand for mortgage insurance could decline.

We cannot be sure that we will be able to employ our mortgage risk assessment skills, management of capital and other elements to meet the needs of the GSEs in a timely manner, or at all, as they determine their requirements under the Office of Federal Housing Enterprise Oversight’s risk-based capital regulations, or that these elements, if employed, will be effective to meet the GSEs needs with respect to the capital differential contained in the regulations. If we are unable to meet the needs of the GSEs with respect to the capital differential contained in the regulations, our business could be seriously harmed.

The performance of our Australian subsidiary could be materially and adversely affected by a weakening in the demand for housing, interest rate volatility, an increase in claims, and/or potential disruptions resulting from the integration of the business of PMI Indemnity, which was acquired in 2001. The results of our investment in Fairbanks Capital could be materially and adversely affected by a loss of key personnel, a devaluation of its servicing portfolio and/or increased compliance costs associated with new or proposed regulation or legislation. The performance of the Company’s strategic investments could materially and adversely be affected by changes in the real estate, title insurance, mortgage lending, mortgage servicing and financial guaranty markets; future movements in interest rates; those operations’ future financial condition and performance; the revision or withdrawal by a credit rating agency of its credit rating associated with the strategic investment; the ability of those entities to execute future business plans; and our dependence upon management to operate those companies in which we do not own a controlling share.

Any or all of these factors could cause our performance to differ materially from the forward-looking statement contained herein. Other risks and uncertainties that could affect the Company are discussed in our various Securities and Exchange Commission filings, including our report on Form 10-K for the year ended December 31, 2001, and our report on Form 10-Q for the period ended September 30, 2002.

SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The PMI Group, Inc. (Registrant)

December 19, 2002	By:	/s/ Brian Shea

Brian Shea Vice President and Controller